Exhibit 10.1

AGREEMENT

        THIS AGREEMENT (the “Agreement”) made effective as of October 26, 2004 (the “Effective Date”), by and between NCI Building Systems, Inc., a Delaware corporation with its principal office in the State of Texas (the “Company”) and Robert J. Medlock (the “Employee”);

WITNESSETH:

        WHEREAS, the Employee has served as an employee and executive officer of the Company, including its Chief Financial Officer, since 1992; and

        WHEREAS, the Employee desires to retire as an executive officer of the Company and all of its subsidiaries, including the positions of Executive Vice President, Chief Financial Officer and Treasurer of Company; and

        WHEREAS, the Company desires that the Employee remain, and the Employee has agreed to remain, as an employee of the Company in his current position until the earlier to occur of certain events or a date specified herein, and thereafter the Employee has agreed to remain an employee in a consultant capacity; and

        WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

        NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Resignation from Officer Positions. The Employee agrees to remain employed in his current positions in a full-time capacity through the Transition Date (as defined below). Effective as of the Transition Date, the Employee agrees to resign each of his officer positions with the Company and any of its subsidiaries. “Transition Date” means the earlier of (i) the close of business on April 30, 2005, or (ii) the date that the Board of the Directors of the Company appoints an individual to assume, and that individual begins to serve in, the position of Chief Financial Officer of the Company.

     2. Employment and Separation from Employment. Following the Transition Date, the Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the Advisory Period (as defined below). During the Advisory Period, the Employee agrees to perform the services set forth below up to a maximum time commitment of 120 hours per year, prorated for partial years; provided, however, that the Employee shall not be obligated to perform such services to the extent they would interfere with the Employee’s pursuit of other personal and business interests not inconsistent with the terms of this Agreement:

     A. Provide such services as are reasonably necessary to assist the Company in a transition of the Employee’s responsibilities as an officer of the Company and its subsidiaries to any successor to such responsibilities,

     B. Respond to the best of his knowledge and belief to any questions posed by or on behalf of the Company regarding any litigation in which the Company or any affiliate is then or may become involved, and

     C. Perform such other consulting services for the Company and its affiliates as shall be reasonably requested by the Chief Executive Officer of the Company and are not inconsistent with the Employee’s prior duties and responsibilities as an officer of the Company.

The “Advisory Period” shall be the period from the Transition Date through November 1, 2014 (the “Termination Date”). Unless earlier terminated pursuant to Section 4, the Employee’s employment with the Company shall terminate as of the Termination Date.

     3. Salary and Benefits. Except as otherwise set forth in Section 4, the Employee shall be entitled to the consideration set forth below during the period beginning on the Effective Date and ending on the Termination Date.

     A. Salary. From the Effective Date through April 30, 2005, the Employee shall continue to receive the Employee’s base salary as in effect as of the Effective Date, payable in accordance with the Company’s regular payroll practices. From May 1, 2005 through the Termination Date, the Employee shall receive a base salary of $50,000 per annum, payable in accordance with the Company’s regular payroll practices.

     B. Bonus. The Employee shall be eligible for a bonus for the Company’s 2004 fiscal year at the executive bonus level in effect for Employee on the Effective Date. The Employee shall not be eligible for a bonus thereafter unless approved by the senior management or Board of Directors of the Company, in their discretion. The senior management and Board of Directors shall give consideration to paying a bonus to the Employee for the 2005 fiscal year.

     C. Restricted Stock and Options. From May 1, 2005 through December 31, 2009, the Employee shall be eligible for ten semi-annual awards of restricted stock of the Company (“Restricted Stock Awards”). Each semi-annual Restricted Stock Award shall be for a number of shares that as of the date of such award have an aggregate Fair Market Value (as defined in the appropriate stock incentive plan) of $25,000. The Restricted Stock Awards shall be subject to vesting terms consistent with such terms under the most recent Restricted Stock Agreement issued to the Employee prior to the Effective Date, including the provision for full vesting in the event of the

Employee’s death, and shall be subject to all other terms and conditions of the plan and award agreements under which the Restricted Stock Awards are granted. Notwithstanding the foregoing, for purposes of determining the exercisability and term of stock options and vesting of restricted stock granted to the Employee prior to April 30, 2005 (including Restricted Stock Awards granted hereunder), the Employee shall be deemed to have retired effective April 30, 2005, and for purposes of the Restricted Stock Awards granted hereunder after April 30, 2005 the Executive shall not be eligible for vesting due to retirement.

     D. Welfare Benefits. The Employee and his spouse shall be eligible to participate in the group health and medical benefit programs that are generally made available to active employees of the Company at the applicable active employee premium rate. In addition, the Employee shall be eligible to participate in long-term healthcare insurance coverage, if any, which is made available to employees of the Company, subject to the terms and conditions of such coverage and to payment of applicable premiums.

     E. Other Benefits. From the Effective Date through April 30, 2005, the Employee shall continue to participate in the Company’s employee benefit plans and programs and perquisites on the same terms and conditions applicable to executive management employees on the Effective Date. Except as specifically set forth above in subsection D., from and after May 1, 2005, the Employee shall not be eligible to participate in any employee benefit plan or program, including without limitation 401(k), retirement, profit-sharing, bonus, severance or any other plan or program made available to employees of the Company and its affiliates. The Employee shall be eligible for payment of vacation and sick day accruals through April 30, 2005, payable as soon as practicable after that date.

     F. Reimbursement of Expenses. The Company will reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Employee of an itemized account of such expenditures, in accordance with Company practices and policies.

     4. Termination of Employment. Notwithstanding the provisions of Sections 1 and 2, the Employee’s employment with the Company may be terminated in any of the following ways:

     A. Termination without Cause, Disability. If the Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.B. below) or if the Employee or Employer terminates employment due to total and permanent disability, the Employee shall continue to receive the salary and benefits provided under Section 3 as if he had remained employed through the Termination Date. In the event of the Employee’s death after termination under this Section 4.A., the Employee’s surviving spouse, if any, shall be entitled to receive continued salary payments as provided in Section 3.A., and to continued health and medical coverage as provided under Section 3.D., through the period ending on the earlier of (i) the Termination Date, or (ii) the date of her death.

     B. Termination for Cause and Voluntary Termination. If the Employee’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Employee voluntarily terminates employment for any reason other than a total and permanent disability, the Company’s obligation to make the payments or provide the benefits listed under Section 3 of this Agreement shall immediately terminate as of the date of the Employee’s termination. For purposes of this Agreement, “Cause” shall mean: (A) the Employee’s willful and continued failure to substantially perform his duties and other obligations under this Agreement and such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; or (B) the Employee’s willful misconduct that is materially and demonstrably injurious to the Company or its affiliates; provided, however, that the Board of Directors of the Company or the Chairman of the Board must first provide to Employee written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes Cause under this clause (B) and an opportunity, within thirty (30) days following this receipt of such notice, to meet in person with the Board of Directors or the Chairman of the Board to explain or defect the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of Employee’s employment for Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors following a meeting at which Employee was given an opportunity to be heard on at least five business days’ advance notice, finding that Employee was guilty of the conduct constituting Cause, and specifying the particulars thereof.

     C. Death. The Employee’s employment under this Agreement shall terminate automatically upon his death, and the Employee’s surviving spouse, if any, shall be entitled to receive continued salary payments as provided in Section 3.A., and to continued health and medical coverage as provided under Section 3.D., through the period ending on the earlier of (i) the Termination Date, or (ii) the date of her death.

     5. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, the Employee agrees to the restrictive covenants set forth below:

     A. Non-Competition. During the Advisory Period and for a period of five (5) years following the termination of employment, the Employee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates prior to the Termination Date. Ownership by the Employee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.

     B. Non-Solicitation. During the Advisory Period and for a period of five (5) years following the termination of employment, the Employee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Subsidiaries and affiliates; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom the Employee dealt, directly or indirectly, during his engagement with the Company or its Subsidiaries or affiliates.

     C. Confidential Information. For purposes of the covenants made in this Section 5, the Company promises to provide the Employee (as is necessary for the Employee’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. The Employee acknowledges and agrees that the Trade Secrets (i) are secret and not known in the industry or to the public; (ii) are entrusted to him after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by him with the Company; (iii) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (iv) give the Company an advantage over competitors who do not know or use the Trade Secrets; (v) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (vi) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. The Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during the Advisory Period, or at any time thereafter, except as required in the course of his employment with the Company. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during the Employee’s employment with the Company), and in any event shall be promptly delivered to the Company upon termination of the Employee’s employment for any reason. The Employee agrees that, upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, he shall timely notify and promptly deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, the Employee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in his name, place and stead to perform any act that he might perform to defend and protect against any disclosure of any Trade Secrets.

     D. Non-Disparagement. The Employee agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current or former officer, director or employee of the Company), and the Employee agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or the Employee to any state or federal law enforcement agency or to the Board of Directors or senior management of the Company or require notice to the Company thereof, and the Employee will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

     E. Enforcement.

     1. If in connection with the challenge by the Employee of any provision of Section 5.A., any court of competent jurisdiction determines that the non-competition agreement in Section 5.A. hereof is void or unenforceable, or if the court modifies Section 5.A. and the Company declines to accept the modification, the Employee shall forfeit all stock granted to the Employee under the Restricted Stock Awards granted after the Effective Date which have not vested and agrees to return to the Company (i) any vested shares of stock granted to the Employee under such Restricted Stock Awards (the “Vested Shares”) still owned by the Employee, and (ii) an amount in cash or immediately available funds equal to the aggregate net sales price received by the Employee for such shares that are no longer held by the Employee or, if any of such shares were transferred by the Employee for less than fair market value, then an amount equal to the fair market value of the transferred shares as of the trading date immediately prior to payment to the Company, determined by using the last sales price of the Company’s common stock (as reported by the New York Stock Exchange) on such trading date.

     2. The Employee hereby agrees that a breach of any of the provisions of this Section 5 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. If the Employee breaches or threatens to breach any of the covenants set forth in this Section 5, then without regard for any provision to the contrary, the Company shall have the right to immediately discontinue all payments and benefits under Section 3 to the Employee and his spouse and to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 5 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that the Employee hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. The Employee hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, the Employee will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any shares of stock granted to the Employee under the Restricted Stock Awards, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, the Employee shall, within ten (10) business days after it is ultimately determined that he has committed such a breach hereof, either (i) redeliver to the Company the Vested Shares, if still owned by the Employee, or (ii) reimburse the Company an amount in cash or immediately available funds equal to the aggregate net sales price received by the Employee or, if any of said shares were transferred by the Employee for less than fair market value, then an amount equal to the fair market value of the transferred shares as of the trading date immediately prior to payment to the Company, determined by using the last sales price of the Company’s common stock (as reported by the New York Stock Exchange) on such trading date. If it is determined that the Employee has not committed a breach thereof, the Company shall resume the payments and benefits under Section 3 and pay to Employee and his spouse all payments and benefits under Section 3 that had been suspended pending such determination. The monetary remedies set forth in this subsection shall be the sole and exclusive remedies of the Company for monetary damages arising out of a breach of the provisions of this Section 5.

     3. The parties hereto intend all provisions of subsections (A), (B), (C) and (D) of this Section 5 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (A), (B), (C) or (D) of this Section 5 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 5.A hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of Vested Shares or cash as set forth in Section 5.E.1. In addition, however, the Employee agrees that the non-competition agreements, non-solicitation agreements, non-disclosure and non-disparagement agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of the Employee against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of the Employee contained in the non-competition, non-employment, non-disclosure and no litigation agreements.

     6. Stock Trading and Company Policies. During the period beginning on the Effective Date and ending on the Transition Date, the Employee agrees to comply with all of the Company’s policies with respect to trading in the Company’s securities to the same extent as such policies are applicable to executive officers of the Company including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter with respect to an offering of the Company’s securities, and during the Advisory Period the Employee agrees to comply with the foregoing if he is in possession of material non-public information relating to the Company.

     7. Non-Alienation. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Employee, his surviving spouse, if any, shall have the right to enforce the provisions hereof.

     8. Assumption by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place and (a) if such successor does not expressly assume and agree to perform this Agreement, or if such assumption does not occur by operation of law, and (b) if such transaction satisfies the requirements to avoid the imposition of an excise tax under the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”) or such payment restrictions are otherwise inapplicable, then the Company shall be obligated to make a cash payment to the Employee, immediately following such succession (or, if later, the first date at which payment can be made without incurring an excise tax under Section 409A of the Code), equal to the aggregate value of (i) the salary otherwise payable pursuant to Section 3.A. for the remainder of the term of this Agreement, without reduction for early payout, (ii) a sum equivalent to the number of months remaining under the term of the Agreement, multiplied by the most recent applicable rate charged to terminated employees for continuation of comparable health insurance coverage (COBRA coverage), with no offset for the Employee’s portion of the premium, and (iii) a sum equal to $25,000, without reduction for early payout, multiplied by the number of remaining semi-annual grants of Restricted Stock Awards that otherwise would have been made under this Agreement had no succession taken place.

     9. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

     11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: General Counsel

To the Employee:

Robert J. Medlock
13826 Quail Forest
Cypress, Texas 77429

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

     12. Source of Payments: All cash payments provided in this Agreement will be paid from the general funds of the Company. The Employee’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Employee will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Employee or any other person.

     13. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

     14. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

     16. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

     17. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

     18. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties concerning the subject hereof. Nothing in this Agreement shall affect the Employee’s right to benefits under the terms of any employee benefit plan of the Company in which the Employee has participated or may participate. It is specifically understood and agreed that the Employee shall be entitled to the benefit provided to him under the terms of the NCI Building Systems, Inc. Supplemental Benefit Plan, as amended and restated on December 12, 2002, determined in accordance with the terms of that plan using April 30 2005 as the “Normal Retirement Date” for purposes of the plan, and subject to such modifications as the Employee and the Company determine are appropriate to comply with Section 409A.

     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date of execution by all parties hereto.

NCI BUILDING SYSTEMS, INC.

	By:	/s/ A.R. Ginn

A.R. Ginn
Chairman of the Board, President
and Chief Executive Officer

	Date:	October 26, 2004

ATTEST:

/s/ Todd R. Moore

Todd R. Moore
Vice President & General Counsel

ROBERT J. MEDLOCK

/s/ Robert J. Medlock

Date: October 26, 2004